Exhibit 2.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Abcam plc has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our ordinary shares, nominal value £0.002 per share. Our American Depositary Shares, or ADSs, are exempt from registration under Section 12(b) of the Exchange Act pursuant to Rule 12a-8 thereunder. References herein to “we,” “us,” “our” and the “Company” refer to Abcam plc and not to any of its subsidiaries.

Description of Share Capital and Articles of Association

The following is a summary of certain provisions of our articles of association (“Articles of Association”). These summaries may not contain all of the information that is important to you and should be read in conjunction with our Articles of Association, which have been publicly filed with the U.S. Securities and Exchange Commission (“SEC”).

Objects

Our objects do not restrict the manner in which we conduct our business as described herein.

Share Rights

Without prejudice to any special rights conferred on shareholders or holders of a class of shares, the Company may, by ordinary resolution, determine that any shares are allotted with special rights, privileges or restrictions.

Voting Rights

Subject to the provisions of the Companies Act 2006 and any restrictions imposed in our Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a resolution, on a show of hands:

•	every shareholder present in person shall have one vote;

•

each proxy present who has been duly appointed by one or more shareholders entitled to vote on the resolution has one vote unless the proxy has been appointed by more than one shareholder entitled to vote on the resolution in which case: (i) where the proxy has been instructed by one or more of such members to vote for the resolution and by one or more of such members to vote against the resolution the proxy has one vote for and one vote against the resolution; or (ii) where the proxy has been instructed by one or more of such members as to how he should vote on the resolution and all those instructions are to vote the same way, and one or more other members have given the proxy discretion as to how to vote, he may cast one vote “for” or one vote “against” in accordance with those instructions and may cast a second discretionary vote the other way; and

•

each person authorized by a corporation to exercise voting powers on behalf of the corporation is entitled to exercise the same voting powers as the corporation would be entitled to unless a corporation authorizes more than one person, in which case: (i) if more than one person authorized by the same corporation purport to exercise the power to vote on a show of hands in respect of the same shares in the Company and exercise the power in the same way as each other, the power is treated as exercised in that way; or (ii) if more than one person authorized by the same corporation purports to exercise the power to vote on a show of hands in respect of the same shares in the Company, and they do not exercise the power in the same way as each other, the power is treated as not exercised.

Subject to the provisions of the Companies Act 2006 and any restrictions imposed by our Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a vote on a resolution on a poll, every shareholder present shall have one vote for every ordinary share in our share capital held by him or his appoint, or and if entitled to more than one vote need not, if he votes, use all his votes or cast all his votes in the same way.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of show of hands) demanded by the chairman of the meeting or by those shareholders entitled under the provisions of the Companies Act 2006 to demand a poll. Subject to the provisions of the Companies Act 2006, as described below in “Differences in Corporate Law—Voting Rights” below, a poll may be demanded by:

•	a chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

•

any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting (excluding the shares held in treasury); or

•

any shareholder(s) present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right (excluding the shares held in treasury).

Restrictions on Voting

Subject to the provisions of the Companies Act 2006, no shareholder is, unless the directors otherwise determine, entitled (save as a proxy for another member) to be present or vote at any general meeting either personally or by proxy or to exercise any other right in relation to meetings of the Company in respect of either the share he holds or (with effect from allotment) of any additional shares allotted in respect of the share which is the subject of a notice under Article 85 of our Articles of Association (including without limitation any share allotted under a rights issue or capitalization issue) if:

•	any call or other sum presently payable by him to the Company in respect of the shares remained unpaid;

•

he or any other person who appears to be interested in the shares has been served, under section 793 of this Companies Act 2006 concerning the disclosure of interests in voting shares, with a notice which: (i) lawfully requires the provision of information regarding the shares to the Company within the period specified in such notice (being not less than 14 days from the date of service of such notice) (ii) contains a warning of the consequences of failing to comply with such notice; and (iii) (whether or not he is aware of the identity of the beneficial owner(s) of the share) he or such other person is in default in complying with such notice; or

•

he has been duly served with a notice which: (i) requires him to provide or to procure that there is provided to the Company within the period specified in the notice (being not less than 14 days from the service of notice), a statement in writing authenticated by him or any other person or persons stating that he (if the statement is authenticated by him) or (as the case may be) the other person or persons who has/have authenticated the statement is/are the beneficial owner(s) of the shares and providing any additional information regarding the shares; (ii) contains a warning of the consequences under Article 85 of our Articles of Association of failing to comply with such notice; and (iii) (whether or not he is aware of the identity of the beneficial owner(s) of the share) he is in default in complying with such notice.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares, and each shareholder shall (subject to at least seven days’ notice specifying the time and place of payment) be liable to pay at the time and place so specified the amount called on his shares.

Dividends

We may, by ordinary resolution of shareholders, declare dividends. No dividend will be payable except out of profits of the Company available for distribution in accordance with the provisions of the Companies Act 2006, or in excess of the amount recommended by the directors. If, in the opinion of the directors, the profit of the Company justifies such payments, the directors may: (i) pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for payment; and (ii) pay interim dividends of such amounts and on such dates as they think fit.

Subject to the provisions of the Companies Act 2006 and except as otherwise provided by our Articles of Association or by the rights or privileges attached to any shares carrying a preferential or special rights to dividends, Company profits will be used to pay dividends on shares and all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed or retained in accordance with our Articles of Association after a period of 12 years from the date such dividend became due for payment will be forfeited and revert to us.

Dividends may be declared or paid in any currency, and the board may agree with a shareholder that dividends declared or that become due on his shares in one currency will be paid or satisfied in another currency, the basis of conversion to be applied, how and when the amount to be paid in the other currency will be calculated and paid, and whether the Company or any other person will bear the costs of conversion.

With the sanction of an ordinary resolution of the Company, all or any part of the dividend can be paid by the distribution of specific assets and the directors must give effect to such ordinary resolution. With the sanction of an ordinary resolution of the Company, the directors may offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, instead of or part of a cash dividend, subject to such exclusions or arrangements as the board may deem necessary or expedient.

The directors may deduct from any dividend or other moneys payable to any member on or in respect of a share any money payable by him to the Company on account of calls or otherwise in relation to shares in the Company.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control.

Distributions on Winding Up

If the Company is wound up (whether the liquidation is voluntary, under supervision or by the court) the liquidator may, with the authority of a special resolution, divide among the shareholders whose names are entered on the register of members of the Company at the date of winding up, in specie or kind the whole or any part of the assets of the Company. Whether or not the assets consist of property of one kind or of different kinds the liquidator can set such value as he deems fair upon any one or more class or classes of property and can determine how such division is carried out as between such members or different classes of members. If any such division shall be other than in accordance with the existing rights of such members, every member shall have the same right of dissent and other ancillary rights as if the resolution were a special resolution passed in accordance with section 110 of the Insolvency Act 1986. The liquidator may also, with the authority of a special resolution, vest any part of the assets in trustees upon such trusts for the benefit of such members as the liquidator thinks fit. The liquidation of the Company may then be closed and the Company dissolved, but no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

Variation of Rights

Subject to the provisions of the Companies Act 2006, whenever the share capital is divided into different classes of shares, all or any of the rights and restrictions attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be modified, varied, extended, abrogated or surrendered either in the manner provided by such rights or (in the absence of such provision) with the written consent of the shareholders of at least three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares, or sub-divide our shares or any of them into shares of a smaller nominal value. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in “—Other U.K. Law Considerations—Purchase of Own Shares.”

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in “—Preemptive Rights” and “—Differences in Corporate Law—Preemptive Rights.”

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in writing in any usual or common form or in any other manner approved by the board. Any written instrument of transfer shall be executed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer of any share held in certificated form:

•	if the Company has a lien on a partly paid share unless to do so would prevent dealings in partly paid shares from taking place on an open and proper basis;

•

if a notice has been duly served in respect of a share pursuant to section 793 of the Companies Act 2006 and: (i) the share or shares that were the subject of that notice represented in aggregate at least 0.25 percent of that class of shares (calculated exclusive of any treasury shares of that class); and (ii) the person or persons on whom the notice was served failed to comply with the requirements of the notice within the period for compliance specified in the notice (being not less than 14 days from the date of service of the notice) and remains in default in complying with the notice, unless the transfer in question is to a bona fide unconnected third party such as a sale through a recognized investment exchange or an overseas exchange or as a result of an acceptance of a takeover offer; or

•	if the transfer is of a share or shares (whether fully paid or not) in favor of more than 4 persons jointly.

If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which a transfer form, a letter of allotment (if applicable) is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system that allows securities to be transferred by electronic means, without the need for a written instrument of transfer. Our Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act 2006, as described below in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law—Notice of General Meetings.”

Notice of General Meetings

The arrangements for the calling of general meetings are described below in “—Differences in Corporate Law—Notice of General Meetings.”

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes. If within 15 minutes from the time appointed for the holding of a general meeting (or such longer time as the chairman of the meeting may decide) a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall be adjourned to a day (at least 10 clear days after the meeting), time and place decided by the chairman. If at an adjourned meeting a quorum is not present within 15 minutes from the time appointed for holding the meeting, the member or members present in person or by proxy or (in the case of a corporation) by a representative and entitled to vote upon the business to be transacted shall be a quorum and shall have power to decide upon all matters that could properly have been disposed of at the meeting from which the adjournment took place.

Class Meetings

The provisions in our Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•

the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury);

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than three and not more than 12 directors on the board of directors.

Appointment of Directors

A single resolution for the appointment of two or more persons as directors is void unless a resolution that it shall be moved has first been agreed to by the meeting without any vote being given against it.

At any general meeting, no person other than a director retiring at the meeting shall, unless recommended by the directors for election, be eligible for appointment as a director unless not less than 28 nor more than 35 days before the date of the meeting: (i) a notice in writing, authenticated by a member (other than the person to be proposed) who is qualified to attend and vote at that meeting, containing his intention to propose the person for election; and (ii) a notice in writing authenticated by the person proposed as a director of his willingness to be elected; have both been left at the registered office or sent to the Company secretary.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with our Articles of Association.

Any director appointed by the board shall retire from office at the next annual general meeting. Such a director is eligible for election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At each annual general meeting, the following directors will retire from office and be eligible for re-election:

•

any director who was not elected or re-elected at either of the two preceding annual general meetings and any director who wishes to retire and offer himself for re-election (whether by reason of the U.K. Corporate Governance Code or for any other reason); and

•

such number of the directors (excluding any director who is required to retire under our Articles of Association) as would, when added to the number of directors (if any) retiring in accordance with the above bullet point represent one third of the directors. If one third is not a whole number then the number of directors to retire is the number nearest to one third.

If at any annual general meeting the total number of directors to be considered for retirement by rotation is less than three and the one third calculation above would result in a number which is less than one, then: (i) if the total number is two, one of those directors shall retire; and (ii) if the total number is one, that director shall retire.

The directors to retire on each occasion shall include (so far as necessary to obtain the number required) any director who wishes to retire and not offer himself for re-election. Any further directors to retire shall be those of the other directors who are subject to retirement by rotation for the purposes of the meeting in question and who have at the date of the meeting been longest in office since their last re-election or appointment. In the case of persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or unless the default is due to the moving of a resolution in contravention of Article 114 of our Articles of Association or unless such director has attained any applicable retiring age.

Directors’ Interests

A director may hold any other office or employment with the Company (other than the office of auditor) in conjunction with his office of director for such period and on such terms as the directors may determine. A director or intending director may enter into any contract, arrangement, transaction or proposal with the Company relating to the tenure of any other office or employment. Any such contract, arrangement, transaction or proposal entered into or authorized by the directors cannot be avoided and the director is not liable to account to the Company for any benefit realized from any such contract, arrangement, transaction or proposal by reason of either holding office as a director or because of the fiduciary relationship established by the office if the director has declared his interest in accordance with the Companies Act 2006. In accordance with the Companies Act 2006, a director who is in any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (i) a proposed transaction or arrangement with us or (ii) a transaction or arrangement that has been entered into by us and save as otherwise provided by our Articles of Association, such director shall not vote at a meeting of the board or of a committee of the board on any resolution concerning such matter in which he has any interest that conflicts or may conflict with the interests of the Company as defined in Article 102 of our Articles of Association (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the resolution relates to one or more of the following paragraphs:

•

the giving of any security, guarantee or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings; or

•

the giving of any security, guarantee or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security; or

•

the granting of any indemnity or provision of funding pursuant to Article 190 of our Articles of Association unless the terms of such arrangement confer upon such director a benefit not generally available to any other director; or

•

an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he is or is to be or may be entitled to participate as a holder of securities or as an underwriter or sub-underwriter; or

•

any matters involving or relating to any other company in which he or any person connected with him has a direct or indirect interest (whether as an officer or shareholder or otherwise), provided that he and any persons connected with him are not to his knowledge the holder (otherwise than as a nominee for the company or any of its subsidiary undertakings) of or beneficially interested in one percent or more of any class of the equity share capital of such company (or of any third company through which his interest is derived) or of the voting rights available to members of the relevant company (any such interest being deemed for the purpose of this paragraph to be a material interest in all circumstances); or

•

an arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings that does not award him any privilege or benefit not generally awarded to the employees to whom the arrangement relates; or

•	the purchase and/or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote, and such question is not resolved by his voluntarily agreeing to abstain from voting, the question shall be referred to the Chairman of the meeting, and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ Fees and Remuneration

Each director may be paid his traveling, hotel and other expenses properly incurred in and about the business of the Company, including expenses of attending and returning from meetings of the board or committees of the board or general meetings. Any director who performs special or extra services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration as the board or a committee appointed by the board may determine.

An executive director shall receive such remuneration as the board or a committee appointed by the board may determine and may (without limitation) be by way of fixed salary, lump sum, commission on dividends or profits of the Company (or of any other company in which the Company is interested) or other participation in any such profits by any combination of them.

A non-executive director may be paid a fee at such rate as may from time to time be determined by the board.

Borrowing Powers

The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Indemnity

Every director, alternate director, secretary or other officer (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified by the Company against all costs, charges, expenses, losses and liabilities incurred by him in the execution and discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office as a director of the Company for any other member of the Group, including any liability which may attach to him in respect of any negligence, default, breach of duty or breach of trust by him in relation to anything done or omitted to be done or alleged to have been done or omitted to be done by him as a director.

Other U.K. Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights that he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our Articles of Association, the directors may in their absolute discretion refuse to register or authorize the registration of the transfer of a share held in certificated form if a notice has been served in respect of a share pursuant to section 793 of the Companies Act concerning the disclosure of interests in voting shares and (i) the share or shares which were the subject of that notice represented in aggregate at least 0.25 percent of that class of shares (calculated exclusive of any treasury shares of that class); and (ii) the person or persons on whom the notice was served failed to comply with the requirements of the notice within the period for compliance specified in the notice (being not less than 14 days from the date of service of the notice) and remains in default in complying with the notice, unless the transfer in question is to a bona fide unconnected third party such as a sale through a recognized investment exchange or an overseas exchange or as a result of an acceptance of a takeover offer.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares other than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales and that has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares;

•

who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested; or

•

the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make an offer for our outstanding shares in cash or be accompanied by a cash alternative at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in our Articles of Association on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights.

	England & Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors, and the number of directors may be fixed by or in the manner provided in a company’s articles of association, provided that such number does not fall below two directors.	Under Delaware law, a corporation must have at least one director, and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution that a single resolution for the appointment of two or more persons as directors has first been agreed to by the meeting without any vote being given against it.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting, and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act 2006, subject to a company’s articles of association providing for a longer period, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights	Under the Companies Act 2006, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into,	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.

Authority to Allot	Under the Companies Act 2006, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third-party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company and must not provide any indemnity against, amongst others, any liability in defending criminal proceedings in which he is convicted); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy or in advance, who, being entitled to vote, vote on the resolution.

Special resolutions require the affirmative vote of not less than 75% of the votes cast on a show of hands by shareholders present, in person or by proxy, at the meeting and entitled to vote. If a poll is demanded, a special resolution is passed if it is approved by shareholders representing not less than 75% of the total voting rights of shareholders who, being entitled to vote, vote in person, by proxy or in advance.
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transfer agent and registrar

The registrar for our ordinary shares is Equiniti Limited, and its principal office in Lancing, United Kingdom.

Listing

The ADSs, representing our ordinary shares, are listed on Nasdaq Global Select Market under the symbol “ABCM.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. (“Citibank”) is our depositary for our American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London, E14 5LB, United Kingdom.

The following is a summary of the material provisions of the deposit agreement. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge ADS holders to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement. For more complete information, all ADS holders should read the entire deposit agreement which has been publicly filed with the SEC and the form of ADR attached thereto.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

ADS holders are party to the deposit agreement and are therefore bound to its terms and to the terms of any ADR that represent each ADS holder’s ADSs. The deposit agreement and the ADR specify our rights and obligations as well as each ADS holder’s rights and obligations as owner of ADSs and those of the depositary. ADS holders appoint the depositary to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require an ADS holder to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. An ADS holder is solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf an ADS holder to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

ADS holders are not treated as shareholders, and do not have direct shareholder rights. The depositary holds, on behalf of each ADS holder, the shareholder rights attached to the ordinary shares underlying each ADS holder’s respective ADSs. ADS holders can exercise the shareholders rights for the ordinary shares represented by their respective ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement ADS holders, as ADS owners, need to arrange for the cancellation of their respective ADSs and become a direct shareholder.

The manner in which an ADS holder owns the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect an ADS holder’s rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to an ADS holder. As an owner of ADSs, ADS holders may hold ADSs either by means of an ADR registered in their name , through a brokerage or safekeeping account, or through an account established by the depositary in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If ADS holders decide to hold ADSs through a brokerage or safekeeping account, ADS holders must rely on the procedures of their respective broker or bank to assert their rights as ADS owners. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit ADS holders ability to exercise their rights as owners of ADSs. ADS holders should consult their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

ADS holders generally have the right to receive the distributions we make on the securities deposited with the custodian. As an ADS holder, receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS held by an ADS holder hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary, and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). ADS holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to an ADS holder if:

•	We do not timely request that the rights be distributed to an ADS holder or we request that the rights not be distributed to an ADS holder;

•	We fail to deliver satisfactory documents to the depositary; or

•	It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to ADS holders. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to ADS holders only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable ADS holders to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to an ADS holder, an ADS holder will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to an ADS holder. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to an ADS holder and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to an ADS holder and will sell the property if:

•	We do not request that the property be distributed to an ADS holder or if we request that the property not be distributed to an ADS holder;

•	We do not deliver satisfactory documents to the depositary; or

•	The depositary determines that all or a portion of the distribution to an ADS holder is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of and an ADS holder’s ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for an ADS holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, an ADS holder’s ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to an ADS holder, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of an ADS holder’s existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to an ADS holder, the depositary may sell such property and distribute the net proceeds to an ADS holder as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

The depositary may create ADSs on behalf of an ADS holder or their broker if either deposit ordinary shares with the custodian. In such a scenario, the depositary will deliver these ADSs to the person indicated by the ADS holder only after the ADS holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. An ADS holder’s ability to deposit ordinary shares and receive ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When an ADS holder makes a deposit of ordinary shares, the ADS holder is responsible for transferring good and valid title to the depositary. As such, ADS holders are deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	ADS holders are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at the cost and expense of the ADS holder, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

ADS holders are entitled to transfer, combine or split up ADRs and the ADSs evidenced thereby. For transfers of ADRs, ADS holders have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

In order for ADS holders to combine or split up ADRs, they must surrender the ADRs in question to the depositary with their request to have them combined or split up, and ADS holders must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

ADS holders are entitled to present ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. An ADS holder’s ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by an ADS holder’s ADSs, the ADS holder is required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. The ADS holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If ADSs are registered in the name of the ADS holder, the depositary may ask the ADS holder to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel the ADS holder’s ADSs. The withdrawal of the ordinary shares represented by an ADS holder’s ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

ADS holders have the right to withdraw the securities represented by their ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair an ADS holder’s rights to withdraw the securities represented by its ADSs except to comply with mandatory provisions of law.

Voting Rights

ADS holders generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by their ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital and Articles of Association.”

At our request, the depositary will distribute to ADS holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

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In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that ADS holders will receive voting materials in time to enable them to return voting instructions to the depositary in a timely manner.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without the consent of the ADS holder. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to an ADS holder’s substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that an ADS holder is required to pay. In addition, we may not be able to provide an ADS holder with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

ADS holders are bound by the modifications to the deposit agreement if ADS holders continue to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent ADS holders from withdrawing the ordinary shares represented by their ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, an ADS holder’s rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until an ADS holder requests the cancellation of its ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to ADS holders. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to ADS holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

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We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to an ADS holder.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and ADS holders.

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Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

Owners of ADSs irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York and actions by ADS holders to enforce any duty or liability created by the Exchange Act, the Securities Act or the respective rules and regulations thereunder must be brought in a federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, ADS HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying ordinary shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, ADS holders are not deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.